UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 30, 2009

Gartner, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14443	04-3099750

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
P.O. Box 10212
56 Top Gallant Road
Stamford, CT 06902-7700
(Address of principal executive offices, including zip code)
(203) 316-1111
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 30, 2009, Gartner, Inc., a Delaware corporation (“Gartner”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Gartner, Jasmine Acquisition Corporation, a Utah corporation and a wholly-owned subsidiary of Gartner (“Sub”), Burton Group, Inc., a Utah corporation (“Burton Group”), and certain other parties thereto. Pursuant to the Merger Agreement, Sub was merged with and into Burton Group, with Burton Group surviving as a wholly-owned subsidiary of Gartner (the “Merger”). The aggregate consideration consisted of approximately $56 million paid in cash, of which $6.4 million was placed into escrow to secure indemnity obligations pursuant to the Merger Agreement.
     The foregoing description of the Merger and the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference in its entirety.
Item 7.01. Regulation FD Disclosure.
     On January 5, 2010, Gartner issued a press release announcing that it had entered into and closed on the Merger, a copy of which is furnished herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among Gartner, Inc., Jasmine Acquisition Corporation, Burton Group, Inc., Jamie Lewis, as Stockholder Representative, and U.S. Bank, National Association, as Escrow Agent, dated as of December 30, 2009.

99.1	Press Release, dated January 5, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gartner, Inc.
By:	/s/ Christopher J. Lafond
Christopher J. Lafond
Executive Vice President, Chief Financial Officer

Date: January 5, 2010

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among Gartner, Inc., Jasmine Acquisition Corporation, Burton Group, Inc., Jamie Lewis, as Stockholder Representative, and U.S. Bank, National Association, as Escrow Agent, dated as of December 30, 2009.

99.1	Press Release, dated January 5, 2010.